SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2005 (July 27, 2005)

Furniture Brands International, Inc.
(Exact name of Registrant as specified in charter)

Delaware	I-91	43-0337683
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification Number)

101 South Hanley Road, St. Louis, Missouri 63105
(Address of principal executive offices) (zip code)

(314) 863-1100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 28, 2005, the Board of Directors of the Company increased the amount of compensation paid to the Chairperson of the Audit Committee from $3,000 to $10,000 per year and increased the amount of compensation paid to the Chairpersons of the Executive Committee, Executive Compensation and Stock Option Committee and Governance and Nominating Committee from $3,000 to $5,000 per year.

Item 2.02.	Results of Operations and Financial Condition

On July 27, 2005, the Company issued a press release announcing its financial results for the second quarter and first half of 2005. A copy of the press release is furnished as Exhibit 99(a) to this report and is incorporated herein.

Item 8.01.	Other Events

On July 28, 2005, the Company issued a press release announcing that its Board of Directors declared a quarterly dividend of $0.15 per common share payable August 26, 2005 to shareholders of record at the close of business on August 8, 2005. A copy of the press release is furnished as Exhibit 99(b) to this report and is incorporated herein.

Also in the Press Release issued by the Company on July 28, 2005, the Company announced that the Board of Directors has authorized the repurchase of an additional $100 million of its outstanding common stock over the next twelve months.

Item 9.01.	Financial Statements and Exhibits

(c)	10	Summary sheet describing director compensation

	99(a)	Press Release issued by the Company, dated July 27, 2005, reporting the Company’s financial results for the second quarter and first half of 2005.

	99(b)	Press Release issued by the Company, dated July 28, 2005, reporting the Company’s quarterly dividend declaration and announcing the authorization of additional common stock repurchases.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Steven W. Alstadt
Steven W. Alstadt
Controller and Chief Accounting Officer

Dated: August 2, 2005

EXHIBIT INDEX

Exhibit No.	Description

10	Summary sheet describing director compensation

99 (a)	Press Release issued by the Company, dated July 27, 2005, reporting the Company’s financial results for the second quarter and first half of 2005.

99(b)	Press Release issued by the Company, dated July 28, 2005, reporting the Company’s quarterly dividend declaration and announcing the authorization of additional common stock repurchases.